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                                                                    EXHIBIT 99.1

                                 NEWS RELEASE

FOR ADDITIONAL INFORMATION CONTACT:

New Century Financial Corporation        Robert K. Cole, Chairman and CEO
18400 Von Karman, Suite 1000             (949) 224-5700
Irvine, CA 92612                         Carrie Marrelli, VP, Investor Relations
                                         (949) 224-5745
U.S. Bancorp
601 Second Avenue South                  Wendy Raway, VP, Public Relations
Minneapolis, MN 55402                    (612) 973-2429

NEW CENTURY ANNOUNCES THE COMPLETION OF THE U.S. BANCORP STRATEGIC ALLIANCE

U.S. BANCORP HAS INVESTED $20 MILLION IN NEW CENTURY

IRVINE, Calif., November 25, 1998 -- New Century Financial Corporation (Nasdaq:
NCEN) and U.S. Bancorp (NYSE: USB) announced today that they have completed their strategic alliance transaction.

The final business terms of the alliance include:

  U.S. Bancorp has purchased $20 million in convertible preferred stock of New Century;
  U.S. Bancorp and New Century are developing a strategic relationship to cross-sell and solicit real estate loans and other financial services through each other's branch system;
  U.S. Bancorp may bid on certain New Century whole loan sales transactions, with the price and volume subject to agreement by the parties.

"The addition of $20 million to our equity base positions New Century with additional financial resources to capitalize on the changing industry conditions within our sector," said Robert K. Cole, Chairman and CEO. "The growth potential from better serving each partner's customers through the strategic alliance provides exceptional marketing opportunities for both companies. We look forward to developing and expanding this valuable strategic partnership with U.S. Bancorp," Mr. Cole added.

New Century Financial Corporation is a specialty finance company which originates, purchases, sells, and services sub-prime mortgage loans secured primarily by first mortgages on single family residences.

With assets of $74 billion on September 30, 1998, U.S. Bancorp is headquartered in Minneapolis, Minnesota. It serves customers in 17 states through a network of more than 1,000 branch offices.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and New Century intends that such forward-looking statements be subject to the safe-harbor created thereby. Such statements include i) the growth potential from better serving each partner's customers through the strategic alliance, and ii) the belief that the strategic partnership will develop and expand. There are many important factors that could cause actual events and developments to differ materially from expected results in the forward-looking statements. Such factors include, but are not limited to, the ability of the parties to implement plans to cross-sell and solicit real estate loans and other financial services, New Century's limited operating history, New Century's ability to sustain and manage its rate of growth, New Century's ability to access funding sources, and other risks identified in New Century's filings with the Securities and Exchange Commission.